                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                              VIDEO CITY, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                 common stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                  92653W 10 6
                     ----------------------------------
                              (CUSIP Number)


                             December 28, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92653W 10 6
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Victor J. Cianci
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/  Membership in a group
                                                       is disclaimed.
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,199,987
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                     0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,199,987
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                   0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,199,987
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.5%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     IN
-------------------------------------------------------------------------------

Item 1.

    (a)   Name of Issuer
          VIDEO CITY, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          370 Amapola Avenue, Suite 208, Torrance, CA 90501
          ---------------------------------------------------------------------


Item 2.

    (a)   Name of Person Filing
          Victor J. Cianci
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          9187 SE Highgate, Portland, OR 97015
          ---------------------------------------------------------------------
    (c)   Citizenship
          USA
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          92653W 10 6
          ---------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         INAPPLICABLE

Item 4.  Ownership

    (a) Amount beneficially owned:
        1,199,987
    ---------------------------------------------------------------------------

    (b) Percent of class:
        8.5%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              1,199,987
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
              1,199,987
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
              0
              -----------------------------------------------------------------

     Each number represents the reporting person's right to acquire beneficial ownership in the shares of the described class of securities (through conversion of another security) within 60 days.

Item 5.  Ownership of Five Percent or Less of a Class

         / /


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         INAPPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         INAPPLICABLE


Item 8.  Identification and Classification of Members of the Group

         INAPPLICABLE


Item 9.  Notice of Dissolution of Group

         INAPPLICABLE

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       3/12/99
                                       ----------------------------------------
                                                         Date

                                                 /S/ VICTOR J. CIANCI
                                       ----------------------------------------
                                                      Signature

                                                   Victor J. Cianci
                                       ----------------------------------------
                                                      Name/Title